EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-156012, 333-143493, 333-117248, 333-17773, 333-160362, 333-106753, and 333-106751) and on Form S-3 (No. 333-190763) of Gray Television, Inc. of our report dated March 1, 2017 relating to our audits of the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Gray Television, Inc. for the year ended December 31, 2016.

/s/ RSM US LLP

Atlanta, Georgia

March 1, 2017